UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

Alliant Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4902 North Biltmore Lane, Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (608) 458-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        On September 5, 2008, Alliant Energy Corporation (the “Company”) and its subsidiary, Alliant Energy Resources, Inc. (“Resources”), received a notice of default, dated September 4, 2008 (the “Notice of Default”), from U.S. Bank National Association as successor indenture trustee (the “Trustee”) pursuant to which the Trustee asserted that Resources was in default under the Indenture, dated as of November 4, 1999 (the “Indenture”), among Resources, as issuer, the Company, as guarantor and the Trustee, as trustee, with respect to Resources’ Exchangeable Notes due 2030 (the “Notes”), which are guaranteed by the Company. The alleged default relates to a provision of the Indenture that provides that if Resources transfers all or substantially all of its properties and assets to a third party, then the transferee must be organized and existing under the laws of the United States or a state thereof and assume Resources’ obligations under the Notes and the Indenture. The Trustee alleges in the Notice of Default that Resources transferred substantially all of its assets without complying with the Indenture and, as a result, a default has occurred under the Indenture. On September 4, 2008, the Trustee also filed a complaint with the U.S. District Court for the District of Minnesota (the “Court”) seeking a declaratory judgment that Resources is in breach of the Indenture.

        The Company and Resources do not believe that Resources has transferred substantially all of its assets or that a default has occurred under the Indenture. The Company and Resources believe that the complaint filed by the Trustee is without merit and intend to vigorously defend against such litigation and, if deemed appropriate, to pursue other remedies to eliminate any alleged default under the Indenture.

        If the Company’s and Resources’ interpretation of the Indenture is determined by the Court to be incorrect, a default may have occurred under the Indenture. If such default is not cured by 90 days after the date the Notice of Default was received by Resources, an “Event of Default” will have occurred under the Indenture. The occurrence of an “Event of Default” under the Indenture would permit the Trustee or holders of at least 25% in aggregate principal amount of outstanding notes to declare the principal amount of all outstanding Notes to be immediately due and payable by Resources, which amount is guaranteed by the Company. The aggregate principal amount of Notes outstanding under the Indenture is $402.5 million.

        If an “Event of Default” has occurred under the Indenture, then such default would also constitute an “Event of Default” under the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (the “Credit Agreement”), among the Company, as borrower, the banks named therein and Wachovia Bank, National Association, as administrative agent (the “Agent”). The occurrence of an “Event of Default” under the Credit Agreement would permit the Agent, at the request or with the consent of the holders of greater than 50% of the outstanding debt under the Credit Agreement, to declare the obligations of lenders to make advances under the Credit Agreement to be terminated and to declare all amounts payable under the Credit Agreement to be due and payable. In such a situation, the Company would expect to seek a waiver of any such “Event of Default” from, or make other arrangements with, the lenders under the Credit Agreement. The Company currently does not have any amounts borrowed under the Credit Agreement.

        Based upon the Company’s view of its interpretation of the Indenture and the remedies available to it under the Indenture as well as the Company’s financial resources, the Company does not believe that the Notice of Default or the related litigation would have a material adverse effect on its financial condition or liquidity.

        This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “believes,” “expects,” “intends” or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as the Company’s and Resources’ ability to be successful in litigation regarding compliance with the Indenture, the Company’s and Resources ability to implement remedies to eliminate any alleged default under the Indenture and unanticipated issues with obtaining any waiver of any default under the Credit Agreement. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2008	ALLIANT ENERGY CORPORATION
By: /s/ Patricia L. Kampling
Patricia L. Kampling
Vice President and Treasurer

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